UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2006

The Immune Response Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-18006	33-0255679
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5931 Darwin Court, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 431-7080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Our private placement offering of secured convertible notes and warrants to accredited investors (the "2006 Private Placement"), which began on February 10, 2006 and successfully raised gross proceeds of $8,000,000, had its final closing on March 7, 2006. In the 2006 Private Placement, pursuant to subscription agreements, we issued notes with an aggregate principal amount of $8,000,000, convertible into an aggregate of 400,000,000 shares of Common Stock at $0.02 per share. The notes mature on January 1, 2008, bear interest at 8% per annum, and share (with Cheshire Associates LLC, Cornell Capital Partners, L.P. and Qubit Holdings, LLC, for their previously secured notes), a first priority security interest in substantially all of our assets. The first $6,000,000 of the 2006 Private Placement notes sold (other than to our directors) are further supported by a guaranty limited to the value of the proceeds of certain shares of private-company preferred stock owned by Spencer Trask Intellectual Capital Company LLC ("STIC"), an affiliate of our director Kevin Kimberlin. In addition, we issued to all of the noteholders a total of 1,200,000,000 warrants to purchase our Common Stock at $0.02 per share. These warrants will expire in two tranches, with the last tranche expiring 160 days after a registration statement, with regard to the common shares underlying them, is filed with and declared effective by the SEC.

Among the investors in the 2006 Private Placement were several of our affiliates, including direct or indirect investment by our directors and officers Joseph O’Neill ($25,000 note and 3,750,000 warrants), Martyn Greenacre ($25,000 note and 3,750,000 warrants), David Hochman ($25,000 note and 3,750,000 warrants), Kevin Reilly ($25,000 note and 3,750,000 warrants), Alan Rosenthal ($25,000 note and 3,750,000 warrants), Michael Green ($100,000 note and 15,000,000 warrants), Peter Lowry ($25,000 note and 3,750,000 warrants), and Georgia Theofan ($50,000 note and 7,500,000 warrants).

We also agreed, in order to induce STIC to provide a guaranty limited to the value of the proceeds of certain shares of private-company preferred stock for the benefit of the first $6,000,000 (other than those sold to our directors) of the 2006 Private Placement notes, to issue to STIC, for every month that the limited guaranty remains in place, a number of seven-year warrants to purchase our Common Stock at $0.02 per share equal to 1% of the Common Stock then underlying the first $6,000,000 sold (other than to our directors) of the 2006 Private Placement notes, to the extent the notes are then outstanding.

We also paid commissions and fees to our placement agent, Spencer Trask Ventures, Inc., for its services in connection with the 2006 Private Placement. Spencer Trask Ventures, Inc., which is an affiliate of Mr. Kimberlin and also of our director David Hochman, received $800,000 in cash and seven-year placement agent warrants to purchase 80,000,000 shares of Common Stock at $0.02 per share. In addition, if and when the 2006 Private Placement warrants are exercised Spencer Trask Ventures, Inc. is to receive a commission equal to 10% of the warrant exercise proceeds in cash plus seven-year placement agent warrants to purchase a number of shares of our common stock equal to 20% of the number of exercised warrants. We also reimbursed Spencer Trask Ventures, Inc.’s expenses and provided it with certain "tail" and first refusal rights. Spencer Trask Ventures, Inc. may choose to or be required to share some of this compensation with its employees and/or its selected dealers.

In addition, the 2006 Private Placement (including the placement agent warrants) resulted in weighted-average antidilution adjustments under various warrants held by Cheshire Associates LLC, an affiliate of Mr. Kimberlin, resulting in them becoming exercisable for an aggregate of 104,723,277 shares of Common Stock, instead of the 31,727,025 shares of Common Stock for which they had been exercisable before the 2006 Private Placement, and at a blended exercise price of $0.10 instead of at a blended exercise price of $0.33.

None of the above derivative securities will be able to be converted into or exercised for Common Stock, in accordance with their terms, unless we obtain stockholder approval for and then effectuate an amendment of our certificate of incorporation to significantly increase our authorized number of shares of common stock.

Cheshire Associates LLC, an affiliate of Mr. Kimberlin, holds a $4,735,244.69 secured convertible note issued by us, which is convertible into common stock at $0.02 per share and matures on January 1, 2009. Cheshire has further agreed to convert a total of another $1,700,000 of principal and accrued interest of such note into 85,000,000 shares of common stock, pursuant to the current terms of such note, upon the effectuation of such amendment of our certificate of incorporation.

In addition to the securities and relationships described herein, Mr. Kimberlin and his affiliates owned, before these transactions, another 68,011,656 shares of our common stock and derivative securities overlying another 53,198,897 shares of our common stock.

On March 6, 2006, the closing sale price of our common stock as reported by the OTC Bulletin Board was $0.16 per share.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above regarding the notes issued in the 2006 Private Placement.

Item 3.02 Unregistered Sales of Equity Securities.

The Item 1.01 description is incorporated here by reference. The conversion transactions described there would be exempt from registration under the Securities Act by virtue of Section 3(a)(9) of the Securities Act. The other securities transactions described there were or will be exempt from registration under the Securities Act by virtue of Section 4(2) and Rule 506 of the Securities Act.

Item 3.03 Material Modifications to Rights of Security Holders.

See Item 1.01 above regarding the notes issued in the 2006 Private Placement.
Covenants in the notes restrict us from paying common stock dividends.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

March 7, 2006	By:	/s/ Michael K. Green

Name: Michael K. Green
Title: Chief Operating Officer & Chief Financial Officer